Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

American Honda Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Fees to Be Paid	Debt	Debt Securities	Rule 456(b) and Rule 457(r)(3)	(1)	(2)	(2)	(3)	(3)

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					N/A		N/A

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							N/A
(1)	The securities registered hereunder include such indeterminate number of debt securities as may be sold from time to time by the registrant.
(2)

The proposed maximum offering price per security and maximum aggregate offering price will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security.

(3)

In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee, except for $687,336 of unused filing fees in respect of unsold debt securities previously registered pursuant to a Registration Statement on Form S-3 (File No. 333-233119), initially filed with the Securities and Exchange Commission on August 8, 2019, which fees have already been paid and may be offset pursuant to Rule 457(p) against the filing fee payable in respect of this Registration Statement on Form S-3. Any subsequent registration fees will be paid on a pay-as-you-go basis.